Exhibit 99.2

SAKS INCORPORATED PROVIDES UPDATE ON SEPTEMBER
SALES TRENDS

Contact:	Julia Bentley (865) 981-6243 www.saksincorporated.com

FOR IMMEDIATE RELEASE

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Saks Incorporated will release results for the third quarter ending November 3, 2001 on Tuesday, November 20, 2001 at the close of business. Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, November 21, 2001 to discuss the results. To participate, please call (816) 650-0741.

Birmingham, Alabama (September 27, 2001)--Retailer Saks Incorporated (NYSE: SKS) (the "Company") today issued an update on sales trends for September, which have been adversely affected by the September 11th terrorist attacks. Final September sales results will be released on October 11, 2001.

On Sept. 11th, the Company experienced a significant comparable store sales decline as nearly all of the Company's stores were closed for almost the entire day. Since September 11th, the Company's comparable store sales performance has improved in each consecutive week. Management expects comparable store sales for the month of September to be down approximately 12% to 15% on a total company basis, down approximately 3% to 5% for SDSG, and down approximately 25% to 28% for SFAE. Comparable store sales in September 2000 increased 3.3% on a total company basis, declined 0.6% for SDSG, and increased 8.5% for SFAE.

SFAE has been affected more adversely given its New York presence. The Saks Fifth Avenue flagship store in New York City represents approximately 7% of total Company sales and approximately 17% of total SFAE sales on a normalized, annual basis. The New York store was closed for business on September 11th and September 12th, and comparable store sales for that unit are expected to be down approximately 30% for the month of September.

September comparable store sales for SFAE also will be negatively affected by the shift in the Fashion Targets Breast Cancer event from September last year to October in the current year. Management estimates that without this promotional shift, the SFAE comparable store sales decline for September would approximate 20%.

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, stated, "We are taking proactive measures in response to these events. We are adjusting our inventory

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investments, expenses, and capital expenditures for the balance of the year. As we reported at the end of the second quarter, we began the fall season with consolidated inventories down approximately 2% on a comparable stores basis. We are working in a collaborative manner with our merchandise suppliers to adjust our inventory position as appropriate to address issues and opportunities on a by-store basis."

Martin continued, "Our balance sheet remains very strong. As reported at the end of the fiscal second quarter, our debt was down by $445 million on a year-over-year basis, and our total debt to total capitalization improved to 40.7% from 47.5% in the prior year. We have substantial liquidity including our $750 million revolving credit facility. As of September 26, 2001, we had less than $150 million drawn under this facility. Since the stock market reopened on September 17th, we have repurchased 310,000 of our common shares at an average price of $6.51 per share."

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 62 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and Saks Direct. The Company also operates its Saks Department Store Group (SDSG) with 40 Parisian specialty department stores and 203 traditional department stores under the names of Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; favorable customer response to changes in the customer-service formats; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; effective operation of the credit card operations of National Bank of the Great Lakes, the Company's national credit card bank; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company's Form 10-K for the fiscal year ended February 3, 2001 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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